As filed with the Securities and Exchange Commission on March 16, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MELLON FINANCIAL CORPORATION

(Exact name of registrant as specified in its articles of incorporation)

Pennsylvania	25-1233834
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

One Mellon Center

500 Grant Street

Pittsburgh, Pennsylvania 15258

(412) 234-5000

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

Carl Krasik, Esq.

Secretary and Associate General Counsel

Mellon Financial Corporation

One Mellon Center

500 Grant Street

Pittsburgh, Pennsylvania 15258

(412) 234-5222

(Name and address, including zip code, and telephone number, including area code, of agent for service of process for the registrant)

With a copy to:

Robert K. Morris, Esq.

Reed Smith LLP

2500 One Liberty Place, 1650 Market Street

Philadelphia, Pennsylvania 19103-7301

(215) 851-8176

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be registered/ Proposed Maximum Aggregate Offering Price/ Proposed Maximum Offering Price Per Unit/ Amount of Registration Fee
Common Stock, par value $0.50 per share, together with any associated preferred stock rights	Deferred in accordance with Rule 456(b)

Mellon Financial Corporation

Prospectus

Common Stock

($0.50 par value)

Shares of our common stock may be sold from time to time by selling shareholders. We will not receive any proceeds from the sale by selling shareholders of their shares of common stock. We will provide information regarding the selling shareholders in supplements to this prospectus.

The common stock of Mellon Financial Corporation is traded on the New York Stock Exchange under the symbol “MEL.”

Our common stock is not a deposit or other obligation of any bank or savings association and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission, any state securities commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 16 , 2006

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, utilizing a “shelf” registration process. Under this shelf registration process selling shareholders may from time to time sell our common stock in one or more offerings. We will provide a prospectus supplement that will contain specific information about each selling shareholder and the terms of a particular offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Certain information filed by us with the SEC is also available on our website at http://www.mellon.com. Our website is not a part of this prospectus. You may also read and copy any document we file at the SEC’s public reference room, 100 F Street, N.E., Washington, D.C. 20549 and at the SEC’s public reference rooms in its offices in New York, New York and Chicago, Illinois. You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

Because our common stock is listed on the NYSE, you may also inspect reports, proxy statements and other information about us at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” information we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be a part of this prospectus and information that we file later with the SEC will automatically update and supersede this information. In all cases, you should rely on the later information over different information included in this prospectus.

We incorporate by reference the documents listed below and all future filings we make with the SEC under Section 13(a), 13(c), 14 or (15d) of the Exchange Act, prior to the termination of the offering, except to the extent that any information contained in such filings is designated as “furnished”:

•	Annual report on Form 10-K for the fiscal year ended December 31, 2005;

•	Current reports on Form 8-K dated January 18, 2006 (3 filings), January 23, 2006, January 31, 2006 (2 filings) and March 6, 2006;

•	Description of the common stock contained in registration statement on Form 8-A (File No. 1-7410) dated October 15, 1996, as updated by Form 8-A/A dated May 17, 1999 and October 19, 1999;

•	Description of the stock purchase rights set forth in Exhibit 1 to registration statement on Form 8-A/A, dated October 19, 1999; and

•	Mellon’s proxy statement for its 2006 annual meeting dated March 15, 2006.

You may request a copy of these filings at no cost, by writing, telephoning or sending an email to us at the following address:

Mellon Financial Corporation

One Mellon Center, Room 4826

Pittsburgh, Pennsylvania 15258

Attention: Corporate Secretary

Telephone: (412) 234-5000

E-mail: Mellon 10-K/8-K@Mellon.com

FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement contains or incorporates statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements, which may be expressed in a variety of ways, including the use of future or present tense language,

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refer to future events. Our actual results, performance or achievements could be significantly different from the results expressed in or implied by these forward-looking statements. These statements are subject to certain risks and uncertainties, including but not limited to certain risks described in the documents incorporated by reference. When considering these forward-looking statements, you should keep in mind these risks, uncertainties and other cautionary statements made or incorporated in this prospectus and the prospectus supplements. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference into this prospectus and any accompanying prospectus supplement might not occur. You should refer to our periodic and current reports filed with the SEC for specific risks which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements.

Forward looking statements in this prospectus and any prospectus supplement speak only as of the date on which such statements are made, and we undertake no obligation to update any such statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

We will not receive any proceeds from the sale by selling shareholders of their shares of common stock.

SELLING SHAREHOLDERS

Information about selling shareholders, where applicable, will be provided in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act which are incorporated by reference.

PLAN OF DISTRIBUTION

Each prospectus supplement will describe the method of distribution of the securities.

VALIDITY OF SECURITIES

The validity of our common stock to be offered under this prospectus will be passed upon for us by Carl Krasik, Associate General Counsel and Secretary of Mellon Financial Corporation, One Mellon Center, 500 Grant Street, Pittsburgh, Pennsylvania 15258. Mr. Krasik is a shareholder of Mellon Financial Corporation and holds options to purchase additional shares of Mellon Financial Corporation’s common stock.

EXPERTS

The audited consolidated financial statements of Mellon Financial Corporation and subsidiaries incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2005 and Mellon Financial Corporation’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by KPMG LLP, independent registered public accountants, as set forth in their reports with respect thereto, and are incorporated by reference herein in reliance upon KPMG LLP as experts in accounting and auditing. Subsequent audited consolidated financial statements of Mellon Financial Corporation and subsidiaries, Mellon Financial Corporation’s management’s assessment of the effectiveness of internal control over financial reporting as of the dates of such financial statements and the reports thereon will also be incorporated by reference in this prospectus in reliance upon the authority of the firm providing such reports as experts in doing so to the extent said firm has audited those consolidated financial statements and management’s assessments and consented to the use of their reports thereon in this prospectus.

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PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Expenses of Issuance and Distribution.

Estimated expenses in connection with the issuance and distribution of an assumed amount of $350,000,000 of Securities registered under this Registration Statement are as follows:

SEC registration fee	$37,450
Transfer agent and registrar fees	10,000
Printing fees	10,000
Accounting services	100,000
Legal fees and expenses	100,000

Total	$257,450

Item 15.	Indemnification of Directors and Officers.

The Restated Articles of Incorporation, as amended, of Mellon Financial Corporation provide that, except as prohibited by law, every director and officer of Mellon Financial Corporation shall be entitled as of right to be indemnified by the corporation against expenses and any liability paid or incurred by such person in connection with any actual or threatened claim, action, suit or proceeding, civil, criminal, administrative, investigative or other, whether brought by or in the right of the corporation or otherwise, in which such person may be involved (subject to certain limitations in the case of actions by such person against the corporation) by reason of such person being or having been a director or officer of the corporation or serving or having served at the request of the corporation as a director, officer, employee, fiduciary or other representative of another entity. The Articles also give to indemnitees the right to have their expenses in defending such actions paid in advance by us, subject to any obligation imposed by law or otherwise to reimburse the corporation in certain events. Mellon Financial Corporation has entered into an indemnity agreement with each director and certain of its officers which provides a contractual right to indemnification against such expenses and liabilities (subject to certain limitations and exceptions) and a contractual right to advancement of expenses and contains additional provisions regarding determination of entitlement, defense of claims, rights of contribution and other matters.

The Pennsylvania Business Corporation Law permits a corporation to indemnify its directors and officers, and to pay their expenses in advance, subject to certain limitations and exceptions. The specific indemnity provisions, which are by their terms not intended to be exclusive, are, in general, not as broad as the provisions of the articles and the indemnity agreement. However, one provision would preclude indemnification in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, and another provision requires that advances of expenses may be made by a corporation only upon receipt of an undertaking to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation.

Mellon Financial Corporation maintains liability insurance policies covering its directors and officers to insure against claims arising out of certain alleged wrongful acts on the part of such directors and officers and against claims arising out of certain alleged breaches of fiduciary duty under the Employee Retirement Income Security Act of 1974 on the part of such directors and officers.

Article Seventh of Mellon Financial Corporation’s Articles and Article Two of Mellon Financial Corporation’s by-laws, as amended, both adopted by the shareholders of the corporation at their annual meeting on April 20, 1987, further provide that, to the fullest extent that the laws of Pennsylvania, as in effect on January 27, 1987 or as thereafter amended, permit elimination or limitation of the liability of directors, no director of the corporation shall be personally liable for monetary damages as such for any action taken, or any failure to take any action, as a director. The Pennsylvania Business Corporation Law provides that whenever the by-laws of a corporation by a vote of the shareholders so provide, a director shall not be personally liable for monetary damages as such for any action taken, or failure to take any action, unless (i) the director has breached or failed to perform the duties of his office under the standard of care and justifiable reliance specified in such act and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

These provisions do not apply to (i) responsibility or liability of a director pursuant to any criminal statute or (ii) the liability of a director for payment of taxes.

Item 16.	Exhibits.

Exhibit No.	Description

3.1	Restated Articles of Incorporation of Mellon Financial Corporation, as amended and restated as of September 17, 1998, and as amended October 18, 1999.

3.2	By-laws of Mellon Financial Corporation, as amended effective October 19, 1999.

4.1	The description of the Registrant’s Common Stock is included in the Registrant’s Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on October 15, 1996, as updated by Form 8-A/A filed with the Securities and Exchange Commission on May 17, 1999 and October 19, 1999.

4.2	Shareholder Protection Rights Agreement dated as of October 15, 1996, between Mellon Financial Corporation and Mellon Bank, N.A., as Rights Agent, and as amended and restated as of October 19, 1999.

5.1	Opinion of Carl Krasik, Esq. counsel to Mellon Financial Corporation, as to the validity of the Common Stock registered hereby.

23.1	Consent of KPMG LLP.

23.2	Consent of Carl Krasik (included in Exhibit 5.1).

24.1	Powers of Attorney.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

That, for purposes of determining any liability under the Securities Act of 1933, each filing of Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

MELLON FINANCIAL CORPORATION

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on the 16th day of March, 2006.

MELLON FINANCIAL CORPORATION

By:	/s/ Robert P. Kelly
Robert P. Kelly Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated as of March 16, 2006.

Signature		Title

By:	/s/ Robert P. Kelly	Director and Principal Executive Officer
Robert P. Kelly

By:	/s/ Michael A. Bryson	Principal Financial Officer
Michael A. Bryson

By:	/s/ Michael K. Hughey	Principal Accounting Officer

Ruth E. Bruch; Paul L. Cejas;
Jared L. Cohon; Steven G. Elliott;
Ira J. Gumberg; Edmund F. Kelly;
Robert Mehrabian; Seward Prosser Mellon;
Mark A. Nordenberg; James F. Orr, III;
David S. Shapira; William E. Strickland, Jr.;
John P. Surma; and Wesley W. von Schack		Directors

By:	/s/ Carl Krasik
Carl Krasik (Attorney-in-Fact)

Exhibit No.	Description	Method of Filing

3.1	Restated Articles of Incorporation of Mellon Financial Corporation, as amended and restated as of September 17, 1998, and as amended October 18, 1999.	Previously filed as Exhibit 3.1 to Quarterly Report on Form 10-Q (File No. 1-7410) for the quarter ended September 30, 1999 and incorporated herein by reference.

3.2	By-laws of Mellon Financial Corporation, as amended effective October 19, 1999.	Previously filed as Exhibit 3.2 to Quarterly Report on Form 10-Q (File No. 1-7410) for the quarter ended September 30, 1999, and incorporated herein by reference.

4.1	The description of the Registrant’s Common Stock is included in the Registrant’s Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on October 15, 1996, as updated by Form 8-A/A filed with the Securities and Exchange Commission on May 17, 1999 and October 19, 1999.	Previously filed on Registration Statement on Form 8-A (File No. 1-7410) dated October 15, 1996, as updated by Form 8-A/A dated May 17, 1999 and October 19, 1999 and incorporated herein by reference.

4.2	Shareholder Protection Rights Agreement dated as of October 15, 1996, between Mellon Financial Corporation and Mellon Bank, N.A., as Rights Agent, and as amended and restated as of October 19, 1999.	Previously filed as Exhibit 1 to Form 8-A/A Registration Statement (File No. 1-7410) dated October 19, 1999 and incorporated herein by reference.

5.1	Opinion of Carl Krasik, Esq. counsel to Mellon Financial Corporation, as to the validity of the Common Stock.	Filed herewith.

23.1	Consent of KPMG LLP.	Filed herewith.

23.2	Consent of Carl Krasik (included in Exhibit 5.1).	Filed herewith.

24.1	Powers of Attorney.	Filed herewith.